PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated April 1, 2021)	Registration No. 333-254766

Up to $8,700,000

Ordinary Shares

This prospectus supplement amends and supplements the information in the prospectus, dated April 1, 2021, filed with the Securities and Exchange Commission as a part of our registration statement on Form F-3 (File No. 333-254766), or the Prior Prospectus, relating to the offer and sale of up to $50,000,000 of our ordinary shares, par value NIS 0.01 per share, pursuant to the Sales Agreement, or the Sales Agreement, we previously entered into with Cantor Fitzgerald & Co., or Cantor, and Canaccord Genuity LLC, or Canaccord Genuity. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

To date, we have not sold any ordinary shares in accordance with the Sales Agreement under the Prior Prospectus. We are filing this prospectus supplement to amend the Prior Prospectus because we are now subject to General Instruction I.B.5 of Form F-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part. After giving effect to these limitations and the current public float of our ordinary shares, and after giving effect to the terms of the Sales Agreement, we currently may offer and sell our ordinary shares having an aggregate offering price of up to $8,783,961 under the Sales Agreement. If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “GLMD.” On June 29, 2022, the closing price of our ordinary shares on the Nasdaq Capital Market was $0.65 per share.

The aggregate market value of our ordinary shares held by non-affiliates as of June 29, 2022 pursuant to General Instruction I.B.5 of Form F-3 is $26,351,883, which was calculated based on 21,599,904 of our ordinary shares outstanding held by non-affiliates and at a price of $1.22 per share, the closing price of our ordinary shares on May 2, 2022. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.5 of Form F-3, and in accordance with the terms of the Sales Agreement, we are registering the offer and sale of our ordinary shares having an aggregate offering price of up to $8,700,000 from time to time through Cantor and Canaccord Genuity.

Investing in our securities involves risks. See “Risk Factors” on page S-4 of the Prior Prospectus and in the documents incorporated by reference into the Prior Prospectus and in our most recent Annual Report on Form 20-F, and any amendments thereto, which are incorporated by reference into the Prior Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prior Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Cantor	Canaccord Genuity

The date of this prospectus supplement is July 1, 2022.